Exhibit (99.1)

EASTMAN KODAK COMPANY

October 5, 2004

KODAK LOOKS TO THE FUTURE
WITH CHANGES TO BUSINESS IN HARROW

At  the  start  of  the  year (January 22nd)  Eastman  Kodak
Company said that in order to deliver on its digitally oriented strategy, it would reduce its global facilities by about one-third over three years. This comes in response to a fundamental shift in customer and consumer behaviour with the rising popularity of digital photography. As a result, Kodak has consolidated many different types of functions and operations at sites across the globe in order to respond more effectively to customers in a world that is becoming increasingly digital. Today sees the details announced of how this will affect Kodak's Harrow site.

The details include the downsizing, by 250 employees, of operations in Harrow with the closure of an operation that sensitises films for the graphics industry. However, the Harrow site, which at present houses around 1350 employees, will become the headquarters for operations in the UK and will gain in numbers with over 300 jobs moving from Kodak House in Hemel Hempstead to Harrow as the business restructures for the future.

Dennis Lock, Director of Manufacturing, based at the Harrow site, said:

"Today's announcement comes as Kodak continues to change the business to meet the rapid shift in consumer trends from traditional to digital imaging. As part of this announcement, the Harrow Site, which will remain one of Kodak's major manufacturing operations, will gain with the transfer of around 300 jobs from other parts of the Kodak business.

"This has been a difficult decision to take, and is no reflection on the highly-valued work performed by personnel we have working within the traditional manufacturing operations at Harrow. Kodak, like every other imaging company, is responding to changing customer and consumer preferences. All employees affected will be treated with respect, with Kodak ensuring they receive highly competitive severance terms, plus access to counseling support, as well as access to an outplacement program to assist in identifying alternative employment.

"The Harrow site remains one of Kodak's major manufacturing operations and will continue to provide the best products and services for its customers. With the site's workforce actually growing as a result of this announcement, we will continue to play an important role in the local community."

ENDS

For  further information please call Nick Williams on  07799
621 970